FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS
SECOND QUARTER 2009 RESULTS

      Second Quarter Highlights:

➢	Margins increase 55% to $11.32 per ton
➢	Adjusted EBITDA totals $52.2 million
➢	Revenues remain steady despite weak demand
➢	Company continues cutting production to balance with firm sales

Scott Depot, West Virginia, July 27, 2009 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the second quarter of 2009.

•
Adjusted EBITDA, or earnings before deducting interest, income taxes, depreciation, depletion, amortization and minority interest, was $52.2 million for the second quarter of 2009 compared to $55.2 million for the second quarter of 2008.  The 2008 second quarter results included a $24.6 million gain realized on a property exchange, whereas the 2009 second quarter results include a $7.7 million gain related to the termination of a below-market coal supply agreement.

•
Net income was $10.4 million, or $0.07 per share on a diluted basis, for the second quarter of 2009 compared with net income of $13.8 million, or $0.08 per share on a diluted basis, for the same quarter last year.

•	Revenues were $277.8 million for the second quarter of 2009 compared to $277.9 million for the second quarter of 2008.

•	Margin per ton sold increased 55% to $11.32 in the second quarter of 2009, compared to $7.31 for the same period last year, due to higher realized prices and improved cost performance.

“We enjoyed solid second quarter operating performance despite extraordinary weakness in the coal markets and the economy overall,” said Ben Hatfield, President and CEO of ICG.  “The recession-driven drop in industrial electricity demand, which in some regions fell to 20% below the norm, led to dramatic inventory growth that forced many utilities to delay scheduled contract shipments in addition to eliminating spot coal purchases.  These factors, coupled with unexpected operating difficulties at three key customer facilities, reduced our anticipated shipments by more than 600,000 tons during the quarter.”

Hatfield continued, “We have moved quickly to mitigate the impact of reduced utility sales by selectively curtailing approximately 1.4 million tons of higher-cost production at our Raven, Hazard, and Eastern mining complexes.  Those second quarter changes bring our year-to-date production adjustments to approximately 3.3 million annual tons.”

Hatfield concluded, “Despite the difficult economic climate, we are cautiously optimistic that the worst of the market weakness is behind us as metallurgical shipments have increased recently and utility prices appear to have stabilized.  Nevertheless, the global economic climate remains uncertain and we intend to remain vigilant in monitoring costs and production levels.”

Sales, Production and Reserves

ICG sold 4.2 million tons of coal during the second quarter of 2009 compared to 4.9 million tons during the second quarter of 2008.  Production totaled 4.2 million tons in the second quarter of 2009 versus 4.6 million tons in the same period of 2008.

As of June 30, 2009, ICG controlled approximately 1.0 billion tons of coal reserves, located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia.  Additionally, the Company controlled approximately 521 million tons of non-reserve coal deposits, which may be classified as reserves in the future as additional drilling and geotechnical work is completed.

Operational and Other Updates

•
In June, the Company realized a $7.7 million non-cash gain upon termination of a below-market coal supply agreement being serviced from our Powell Mountain facility.  The elimination of this contract, which contained shipping obligations through August 2010 and restrictive quality specifications, is expected to enhance operating and marketing flexibility at the Powell Mountain complex.

•
The West Virginia Department of Environmental Protection (WVDEP) reinstated the permit to develop the Tygart #1 underground mine in Taylor County, West Virginia in May.  The permit was remanded to WVDEP last year to address certain technical issues.  The project’s opponents have again filed an appeal of the now-reinstated permit.  The Company does not anticipate resuming construction of the Tygart #1 mine until the exhaustion of the appeals by environmental activists, the stabilization of coal demand, and the recovery of coal prices to a level sufficient to provide an adequate return on investment.   The Company’s current business plan projects resumption of construction in 2011.

•
In July, due to its operational and economic issues, one of the Company’s customers elected to exercise contractual options that provided for early termination of two coal supply agreements.  Pursuant to the terms of a mutual termination and settlement agreement, the Company will receive a $27 million payment on or before July 31.  The payment is comprised of $18.0 million for contract termination and an additional $9.0 million for lost margin on pre-termination shipments that the customer was unable to accept.  The contracts totaled approximately 1.0 million tons per year through 2011.  The associated positive financial impact will be reflected in the Company’s third-quarter results.

Market Outlook and Committed Sales

The Company believes the thermal coal market reached a floor in late April, as spot prices thereafter began a gradual recovery.  By the end of June, spot pricing had rebounded by 10% to 20% from the April low point.  Natural gas prices likewise appear to have stabilized somewhat, although at a historically low price level.  Nevertheless, coal demand remains extremely weak and meaningful thermal price recovery may not occur until 2010.  With regard to the metallurgical market, the Company has seen slow but steady increases in blast furnace capacity utilization, which suggests an improving outlook for coking coal prices.

The Company expects that coal producers will continue to curtail production in response to the soft demand.  Recent weekly production comparisons indicate deeper and accelerated production cuts in most U.S. coal basins.  According to EIA, year-to-date production through July 18, 2009 is down 36.0 million tons compared to last year.  The Company believes that total 2009 U.S. production could decline by 100.0 million to 125.0 million tons compared to 2008.

The Company’s committed and priced sales for 2009 are approximately 18.3 million tons, or essentially all of its projected shipments.  Priced volume for 2009 averages approximately $59.50 per ton, excluding freight and handling expenses.

Committed sales for 2010 are approximately 13.9 million tons, or 74% of planned shipments, of which 69% is priced, including 2.6 million tons subject to collared price adjustments for which the outcome can be projected with reasonable confidence.  The Company projects an average price for the committed and priced sales of approximately $60.50 per ton, excluding freight and handling expenses.  An additional 1.0 million tons of planned shipments are also committed but pricing is subject to a market reopener.  Approximately 1.7 million tons of uncommitted sales for 2010 are expected to be marketed as metallurgical coal.

Liquidity and Debt

As of June 30, 2009, the Company had $66.3 million in cash and $26.4 million in borrowing capacity available under its credit agreement.  Total debt was $443.3 million, consisting primarily of $175.0 million of 10.25% Senior Notes and $225.0 million of 9% Convertible Senior Notes.  Second quarter cash requirements included $16.9 million for capital expenditures.

Outlook

The Company has updated its guidance to reflect modifications to its production mix and the global economic conditions affecting the coal market:

•
For 2009, the Company expects to sell approximately 18.0 million to 18.5 million tons of coal.  The average selling price is projected to be $59.25 to $59.50 per ton.  The projected average cost per ton sold is $49.00 to $49.50, excluding selling, general and administrative expenses.  The Company expects coal production to be approximately 17.0 million to 17.5 million tons.

•	The Company’s updated outlook for its expected average coal pricing by region for 2009 is as follows:

Region	2009 Forecast
Central Appalachia	$66.50 -$67.00
Northern Appalachia	$55.50 -$56.00
Illinois Basin	$33.50- $34.00
Average	$59.25- $59.50

•
Due to the continued recent weakness in coal demand, the Company now expects to sell 18.0 million to 19.0 million tons of coal for 2010.  Production is expected to total 17.3 million to 18.3 million tons.

•	Due to the high degree of market uncertainty, the Company is not offering revenue or cost guidance for 2010.

•	The Company anticipates 2009 capital expenditures of $90.0 million to $95.0 million.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin.  The Company has 13 active mining complexes, of which 12 are located in Northern and Central Appalachia and one in Central Illinois.  ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers domestically and internationally.

# # #

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; consummation of financing, acquisition or disposition transactions and the effect thereof on our business; a significant number of conversions of our convertible senior notes prior to maturity; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires; availability and costs of capital equipment; prices of fuels which compete with or impact coal usage, such as oil and natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; reductions and/or deferrals of purchases by major customers; risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; ability to obtain and maintain all necessary governmental permits and authorizations; competition among coal and other energy producers in the United States and internationally; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements and environmental initiatives relating to global warming; the impairment of the value of our long-lived and deferred tax assets; our liquidity, results of operations and financial condition; adequacy and sufficiency of our internal controls; and legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statement made by us in this press release or elsewhere speaks only as of the date on which the statements were made. See also the “Risk Factors” in our 2008 Annual Report on Form 10-K and in subsequent filing on Form 10-Q, all of which are currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this presentation, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this press release might not occur. All data presented herein is as of July 27, 2009 unless otherwise noted.

# # #

For more information, contact Ira Gamm, Vice President – Investor and Public Relations, at (304) 760-2619

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008(a)	2009	2008(a)
REVENUES:
Coal sales revenues	$254,677	$253,109	$528,493	$479,713
Freight and handling revenues	6,041	11,870	14,675	23,153
Other revenues	17,079	12,906	39,595	26,944
Total revenues	277,797	277,885	582,763	529,810
COSTS AND EXPENSES:
Cost of coal sales	207,324	217,590	439,289	426,394
Freight and handling costs	6,041	11,870	14,675	23,153
Cost of other revenues	6,630	9,222	15,966	18,157
Depreciation, depletion and amortization	26,035	24,694	52,298	46,651
Selling, general and administrative	8,670	10,129	19,281	18,655
Gain on sale of assets, net	(3,108)	(26,081)	(3,186)	(26,292)
Total costs and expenses	251,592	247,424	538,323	506,718
Income from operations	26,205	30,461	44,440	23,092
INTEREST EXPENSE, net	(13,214)	(8,793)	(26,232)	(21,364)
Income before income taxes	12,991	21,668	18,208	1,728
INCOME TAX (EXPENSE) BENEFIT	(2,613)	(7,900)	(4,108)	134
Net income	10,378	13,768	14,100	1,862
Net (income) loss attributable to noncontrolling interest	4	2	(25)	(5)
Net income attributable to International Coal Group, Inc.	$10,382	$13,770	$14,075	$1,857

Other Data:
Adjusted EBITDA	$52,240	$55,155	$96,738	$69,743

Earnings per share:
Basic	$0.07	$0.09	$0.09	$0.01
Diluted	$0.07	$0.08	$0.09	$0.01
Weighted-average common shares outstanding:
Basic	152,832,797	152,550,960	152,803,420	152,499,812
Diluted	154,672,255	167,912,909	153,983,725	167,551,824

(a)
Our Unaudited Condensed Consolidated Statements of Operations and Cash Flows for the three and six months ended June 30, 2008 and Unaudited Condensed Consolidated Balance Sheet as of December 31, 2008 have been adjusted to reflect the adoption of FSP APB 14-1. The impact of the adoption will be more fully described in our Quarterly Report on Form 10-Q for the period ended June 30, 2009.

(b)
This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with GAAP. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our credit facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of Adjusted EBITDA to GAAP net income appears at the end of this press release.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008
(in thousands)

	June 30, 2009	December 31, 2008 (a)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,315	$63,930
Accounts receivable, net	84,739	75,321
Inventories, net	81,600	58,788
Deferred income taxes	17,666	17,649
Prepaid expenses and other	15,640	32,303
Total current assets	265,960	247,991

PROPERTY, PLANT, EQUIPMENT AND MINE DEVELOPMENT, net	1,044,939	1,069,297
DEBT ISSUANCE COSTS, net	9,714	10,462
ADVANCE ROYALTIES, net	18,037	17,462
OTHER NON-CURRENT ASSETS	5,613	5,435
Total assets	$1,344,263	$1,350,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$55,878	$75,810
Short-term debt	1,163	4,741
Current portion of long-term debt and capital leases	17,769	15,319
Current portion of reclamation and mine closure costs	10,976	11,139
Current portion of employee benefits	3,359	3,359
Accrued expenses and other	82,646	87,704
Total current liabilities	171,791	198,072

LONG-TERM DEBT AND CAPITAL LEASES	424,353	417,551
RECLAMATION AND MINE CLOSURE COSTS	67,899	68,107
EMPLOYEE BENEFITS	66,781	61,194
DEFERRED INCOME TAXES	53,110	49,403
BELOW-MARKET COAL SUPPLY AGREEMENTS	31,032	43,888
OTHER NON-CURRENT LIABILITIES	6,695	6,195
Total liabilities	821,661	844,410

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock	1,541	1,533
Treasury stock	(14)	—
Additional paid-in capital	659,222	656,997
Accumulated other comprehensive loss	(5,071)	(5,157)
Retained deficit	(133,096)	(147,171)
Total International Coal Group, Inc. stockholders’ equity	522,582	506,202
Noncontrolling interest	20	35
Total stockholders’ equity	522,602	506,237
Total liabilities and stockholders’ equity	$1,344,263	$1,350,647

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008
(in thousands)

	Six months ended June 30,
	2009	2008 (a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,100	$1,862
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	52,298	46,651
Amortization of deferred finance costs and debt discount	3,378	3,001
Amortization of accumulated postretirement benefit obligation	144	215
Provision for bad debt	(110)	(522)
Compensation expense on equity instruments	2,233	2,377
Gain on sale of assets, net	(3,186)	(26,292)
Deferred income taxes	3,632	(285)
Changes in assets and liabilities:
Accounts receivable	(9,308)	(29,664)
Inventories	(22,812)	(3,277)
Prepaid expenses and other	16,663	1,156
Other non-current assets	(630)	823
Accounts payable	(10,784)	298
Accrued expenses and other	(5,058)	17,802
Reclamation and mine closure costs	176	(1,125)
Other liabilities	(1,634)	1,990
Net cash from operating activities	39,102	15,010
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	3,066	4,179
Additions to property, plant, equipment and mine development	(35,750)	(55,379)
Cash paid related to acquisitions and net assets acquired	—	(558)
Withdrawals (deposits) of restricted cash	(163)	14
Net cash from investing activities	(32,847)	(51,744)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on short-term debt	(3,578)	—
Borrowings on long-term debt and capital leases	9,086	—
Repayments on long-term debt and capital leases	(8,755)	(2,147)
Purchases of treasury stock	(14)	—
Debt issuance costs	(609)	(183)
Net cash from financing activities	(3,870)	(2,330)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,385	(39,064)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	63,930	107,150
CASH AND CASH EQUIVALENTS, END OF PERIOD	$66,315	$68,086

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net income attributable to International Coal Group, Inc.	$10,382	$13,770	$14,075	$1,857
Depreciation, depletion and amortization	26,035	24,694	52,298	46,651
Interest expense, net	13,214	8,793	26,232	21,364
Income tax expense (benefit)	2,613	7,900	4,108	(134)
Noncontrolling interest	(4)	(2)	25	5
Adjusted EBITDA	$52,240	$55,155	$96,738	$69,743

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES
OPERATING STATISTICS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)
(in thousands, except per ton amounts)

	Central Appalachia	Northern Appalachia	Illinois Basin	Purchased Coal and Ancillary	Total
For the three months ended June 30, 2009:
Tons sold	2,480	947	546	207	4,180
Coal sales revenues	$175,571	$48,685	$17,701	$12,720	$254,677
Cost of coal sales	$140,142	$44,745	$14,274	$8,163	$207,324
Coal sales revenue per ton (c)	$70.81	$51.36	$32.41	$61.55	$60.92
Cost of coal sales per ton (c)	$56.52	$47.21	$26.13	$39.50	$49.60

For the three months ended June 30, 2008:
Tons sold	3,004	1,075	543	236	4,858
Coal sales revenues	$166,933	$59,776	$16,195	$10,205	$253,109
Cost of coal sales	$146,079	$51,834	$12,675	$7,002	$217,590
Coal sales revenue per ton (c)	$55.57	$55.61	$29.83	$43.24	$52.10
Cost of coal sales per ton (c)	$48.63	$48.22	$23.34	$29.67	$44.79

For the six months ended June 30, 2009:
Tons sold	5,249	2,055	1,136	420	8,860
Coal sales revenues	$359,693	$108,936	$36,424	$23,440	$528,493
Cost of coal sales	$295,973	$97,123	$30,487	$15,706	$439,289
Coal sales revenue per ton (c)	$68.53	$53.01	$32.06	$55.81	$59.65
Cost of coal sales per ton (c)	$56.39	$47.26	$26.83	$37.40	$49.58

For the six months ended June 30, 2008:
Tons sold	5,886	2,051	1,143	628	9,708
Coal sales revenues	$313,725	$104,997	$34,089	$26,902	$479,713
Cost of coal sales	$279,259	$96,994	$28,626	$21,515	$426,394
Coal sales revenue per ton (c)	$53.30	$51.19	$29.82	$42.84	$49.41
Cost of coal sales per ton (c)	$47.44	$47.29	$25.04	$34.26	$43.92

(c)
“Coal sales revenue per ton” and “Cost of coal sales per ton” are calculated as Coal sales revenues or Cost of coal sales, respectively, divided by Tons sold. Although Coal sales revenue per ton and Cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton and Cost of coal sales per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because Coal sales revenue and Cost of coal sales per ton are not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.